SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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               THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.
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                (Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Emerging Markets Telecommunications Fund, Inc.
466 Lexington Avenue
New York, New York 10017


For Immediate Release
---------------------


Contact:  Investor Relations
          (800) 293-1232


          THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC. ANNOUNCES
        SELF-TENDER POLICY AND POSSIBLE CONTEST BY DISSIDENT SHAREHOLDER
                                AT ANNUAL MEETING

New York, January 19, 2005 The Emerging Markets Telecommunications Fund, Inc. (the "Fund") (NYSE: ETF) today announced that its Board of Directors, after extensive deliberations over the last several months, has adopted a policy to make annual self-tenders for its shares of common stock. Each annual self-tender will be in an amount equal to the net proceeds realized by the Fund during that year from its illiquid private equity investments less any capital commitments that are funded during that year, commencing with a self-tender in an amount equal to such net proceeds as are realized by the Fund during 2005. A self-tender will be made in any year only if the shares to be purchased under this formula would equal 5% or more of the Fund's then outstanding shares; otherwise, the amounts that would have been applied will be carried over in calculating the amount to be applied in the next year. The price per share in the self-tenders will be fixed at 95% of the net asset value of the Fund's shares at the conclusion of the tender offer period, which is expected to occur near the end of each calendar year.

In adopting this policy, the Board took note of the fact that as of the end of its most recent fiscal year the Fund held private equity investments with a value of approximately

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$18.5 million, or 21.4% of the Fund's net assets, and had outstanding capital commitments as of that date of approximately an additional $8.7 million that are subject to be drawn down by the private equity funds in which the Fund has invested. While it is not possible to forecast future distributions to the Fund from such investments, the Board expects that the number of shares offered to be purchased under this policy will not be substantial initially but will increase over time as these private equity funds reach maturity or are otherwise liquidated.

The Board of Directors has also resolved that, so long as this self-tender policy is in effect, the Fund will not make any additional private equity investments other than investments that are required pursuant to existing capital commitments or in exceptional circumstances, such as where the Board has determined that an additional investment in a private equity fund is appropriate to seek to preserve or enhance an existing Fund investment.

This self-tender policy may be modified or rescinded by the Board of Directors based on economic or market conditions or other factors, including such factors as a significant reduction in the percentage of the Fund's net assets represented by private equity investments, a risk of material adverse regulatory or tax consequences or a risk of the Fund's shares becoming subject to a delisting by the New York Stock Exchange.

The Fund intends to continue its previously announced share repurchase program, pursuant to which management has been authorized to make open market purchases from time to time in an amount up to 10% of the Fund's outstanding shares whenever the Fund's shares are trading at a discount to net asset value of 15% or more. Open market purchases may also be made within the discretion of management if the discount is less than 15%. To date, the Fund has repurchased 514,100 shares under this

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program, or approximately 5.9% of its outstanding shares, resulting in an accretion to the Fund's net asset value per share of approximately $0.075. Repurchases under the program commenced in February, 2004. During 2003, the average monthly discount to net asset value at which the Fund's shares traded was 15.9%, while the average monthly discount for 2004 was 13.5%. As of Friday, January 14, 2005, the discount was 12.19%.

The Board of Directors considered other alternatives to the self-tender policy in recent months, including annual distributions to shareholders in an amount equal to the net proceeds received from private equity investments less capital calls, but determined that such distributions under certain circumstances could have adverse tax consequences to the Fund and its shareholders, and accordingly concluded that the conditional self-tenders announced today would be a preferable course of action.

     The Fund earlier today filed a Supplement to its proxy statement for its 2005 Annual Meeting of Shareholders. As is disclosed in the proxy statement, the Fund is currently planning to hold its Annual Meeting at the offices of Credit Suisse Asset Management, LLC, 466 Lexington Avenue (between 45th and 46th Streets), 16th Floor, New York, New York 10017, on Friday, February 4, 2005 commencing at 2:00 p.m., which is earlier than the date on which last year's meeting was held due to a change in the Fund's fiscal year-end from November 30 to October 31. The close of business on December 20, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

     This year's Annual Meeting is particularly important in light of the threatened solicitation of proxies against the nominees of the Fund's Board of Directors by dissident shareholder Phillip Goldstein ("Goldstein"). Goldstein has submitted a notice to the Fund and filed proxy materials with the Securities and Exchange Commission (the "SEC") stating that in connection with the Fund's 2005 Annual Meeting he intends to: (i) nominate himself and Gerald Hellerman to the Fund's board of directors and (ii) submit a

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proposal that "a self-tender offer at net asset value be commenced as soon as practicable to enable stockholders to obtain NAV for a portion of their shares."

     The Fund's Board has unanimously determined that it opposes Goldstein's attempt to place himself and one of his colleagues on your Fund's Board as well as his ill-advised alternative self-tender proposal. After extensive discussions, the Directors determined that the self-tender policy being adopted by the Board is superior to Goldstein's proposal for a number of reasons. Under the Fund's policy, any self-tender will be implemented only following the receipt by the Fund of a material amount of distributions from the Fund's private equity investments, thereby avoiding a further concentration of the Fund's portfolio in private equity investments, which the Board believes would be contrary to the best interests of the Fund's shareholders. In addition, the Fund's self-tenders, by being set at a modest discount to net asset value, will enable shareholders who do not participate in the self-tender to benefit from any resulting accretion to net asset value. The Board believes that the features of its self-tender policy strike the best balance between the interests of those shareholders who wish to liquidate their holdings and those shareholders who wish to retain their investment. The Board believes that the absence of these features in Mr. Goldstein's proposal inappropriately favors Fund investors who are intent on liquidating their shares to the detriment of continuing investors.

                                    * * * * *

         Credit Suisse Asset Management, LLC (New York), the Fund's investment adviser, is part of Credit Suisse Asset Management ("CSAM"), the institutional and mutual fund asset-management arm of Credit Suisse First Boston. As of September 30, 2004, CSAM managed over $27 billion in the U.S. and, together with its global affiliates, managed assets of over $308 billion in 15 countries.

                                     * * * *

The Fund filed a definitive proxy statement (the "Proxy Statement") with the SEC on January 7, 2005 in connection with its 2005 annual meeting of shareholders and filed a Supplement to the Proxy Statement on January 19, 2005. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation by the Fund of its shareholders for the 2005 annual meeting, and the participants' interests in the solicitation, are set forth in the Supplement to the Proxy Statement. SHAREHOLDERS OF THE FUND ARE ADVISED TO READ THE PROXY STATEMENT AND THE SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND FILES WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT

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INFORMATION. Shareholders of the Fund and other interested parties may obtain, free of charge, copies of the Proxy Statement and the Supplement and other related documents filed by the Fund at the SEC's website at (http://www.sec.gov/). The Proxy Statement and the Supplement and other related documents filed with the SEC may also be obtained from the Fund free of charge. Any such request should be directed to the Fund by calling 1-800-293-1232 or by writing to The Emerging Markets Telecommunications Fund, Inc., c/o Credit Suisse Asset Management, LLC at 466 Lexington Avenue, 16th Floor, New York, New York 10017.